Exhibit 99.1

NOTICE OF FULL REDEMPTION

WEBSTER PREFERRED CAPITAL CORPORATION

SERIES B 8.625% CUMULATIVE REDEEMABLE PREFERRED STOCK

(LIQUIDATION AMOUNT $10.00 PER SHARE)

NOTICE HEREBY IS GIVEN that Webster Preferred Capital Corporation (the “Company”) has elected to exercise its right under Section 5 and other applicable provisions of the Certificate of Amendment Rights and Preferences of the Series B 8.625% Cumulative Redeemable Preferred Stock, dated as of December 23, 1997, to redeem all of the outstanding Series B 8.625% Cumulative Redeemable Preferred Stock, par value $1.00 per share (the “Series B Preferred Shares”), of the Company on December 15, 2011 (the “Redemption Date”), at a redemption price of $10.00 per share, plus accrued and unpaid dividends of $0.14375 per Series B Preferred Share for the period from October 16, 2011 to and including the Redemption Date (the “Redemption Price”), such that the total Redemption Price per Series B Preferred Share will be equal to $10.14375.

On the Redemption Date, all of the Series B Preferred Shares will be redeemed and BNY Mellon Shareowner Services (“BNY Mellon”), the redemption and paying agent for the Series B Preferred Shares, will make payment of the Redemption Price, less any applicable tax withholding, for all outstanding Series B Preferred Shares.

All certificates representing Series B Preferred Shares should be surrendered on or prior to the Redemption Date to BNY Mellon at the address list in the letter of transmittal included with this Notice. Dividends on the Series B Preferred Shares will cease to accrue on the Redemption Date.

Dated: November 14, 2011